ELECTROGLAS ANNOUNCES SECOND QUARTER

Fiscal 2009 Results

SAN JOSE, CALIF. —December 18, 2008— Electroglas, Inc. (Nasdaq:EGLS), a leading supplier of wafer probing and software solutions for the semiconductor industry, today reported its operating results for the second fiscal quarter ended November 29, 2008.

Revenue for the second quarter of fiscal 2009 was $6.4 million, a 24% decrease over the first quarter of fiscal 2009 and a 44% decrease over the second quarter of fiscal 2008. Net loss on a GAAP (Generally Accepted Accounting Principles) basis was $4.7 million, or $0.18 per share and $0.17 per share loss on a non-GAAP basis. A reconciliation of non-GAAP operating results to GAAP results is included below.

Investor Conference Call Details
Electroglas’ management plans to hold a teleconference today beginning at 2:00 p.m. PT, 5:00 p.m. ET.  Interested parties who wish to attend the teleconference may call (866) 551-3680 (United States) or (212) 401-6760; Participant PIN Code is 2389558#, and is asked to do so approximately 10 minutes before the teleconference is scheduled to begin.  No reservations are required.  The teleconference will be available via webcast from the Company’s website at www.electroglas.com.

About Electroglas
Electroglas is a leading supplier of innovative wafer probers and software solutions for the semiconductor industry.  For more than 40 years, Electroglas has helped integrated device manufacturers (IDMs), wafer foundries and outsourced assembly and test (OSAT) suppliers improve the overall effectiveness of semiconductor manufacturers’ wafer testing. Headquartered in San Jose, California, the Company has shipped more than 16,500 systems worldwide. Electroglas’ stock trades on the NASDAQ Capital Market under the symbol “EGLS.” More information about the Company and its products is available at www.electroglas.com.

- Condensed Financial Statements Attached -

ELECTROGLAS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per-share amounts)
(unaudited)

	Three months ended		Six months ended
	November 29, 2008	December 1, 2007	November 29, 2008	December 1, 2007
Net sales	$6,355	$11,381	$14,754	$21,872
Cost of sales	5,296	8,283	12,404	15,178
Gross margin	1,059	3,098	2,350	6,694
Operating expenses:
Engineering, research and development	1,734	2,209	3,770	4,459
Sales, general and administrative	2,915	3,601	5,734	7,339
Restructuring and impairment charges	266	186	520	459
Total operating expenses	4,915	5,996	10,024	12,257
Operating loss	(3,856)	(2,898)	(7,674)	(5,563)
Interest expense, net	(549)	(254)	(1,082)	(347)
Other expense, net	(257)	(125)	(399)	(297)
Loss before provision for income taxes	(4,662)	(3,277)	(9,155)	(6,207)
Provision for income taxes	10	56	25	424
Net loss	$(4,672)	$(3,333)	$(9,180)	$(6,631)

Net loss per share, basic and diluted	$(0.18)	$(0.13)	$(0.35)	$(0.25)
Shares used in basic and diluted calculations	26,587	26,348	26,570	26,337

Reconciliation of GAAP to Non-GAAP Financial Information

In addition to disclosing results that are determined in accordance with Generally Accepted Accounting Principles (GAAP), Electroglas also discloses non-GAAP results of operations that exclude certain unusual charges, gains, or benefits.  Electroglas reports non-GAAP results to better assess and reflect operating performance.  These results are provided as a complement to results provided in accordance with GAAP.  Management believes the non-GAAP measures help indicate underlying trends in Electroglas’ business, and management uses non-GAAP measures to establish operational goals.  Non-GAAP information should not be considered superior to or as a substitute for GAAP measures or data prepared in accordance with GAAP.

The following is a reconciliation of GAAP net loss and gross profit to non-GAAP net loss and gross profit (in thousands, except per share amounts):

	(unaudited)		(unaudited)
	Three months ended		Six months ended
	November 29, 2008	December 1, 2007	November 29, 2008	December 1, 2007
GAAP net loss	$(4,672)	$(3,333)	$(9,180)	$(6,631)
Non-GAAP adjustments:
Duplicate factory costs (1)	-	575	-	754
Restructuring and impairment charges (2)	266	186	520	459
Non-GAAP net loss	$(4,406)	$(2,572)	$(8,660)	$(5,418)
Non-GAAP net loss per share, basic and diluted	$(0.17)	$(0.10)	$(0.33)	$(0.21)

	(unaudited)		(unaudited)
	Three months ended		Six months ended
	November 29, 2008	December 1, 2007	November 29, 2008	December 1, 2007
GAAP gross margin	$1,059	$3,098	$2,350	$6,694
Non-GAAP adjustments:
Duplicate factory costs (1)	-	575	-	754
Non-GAAP gross margin	1,059	3,673	2,350	7,448
Net sales	$6,355	$11,381	$14,754	$21,872

GAAP gross margin	17%	27%	16%	31%
Non-GAAP gross margin	17%	32%	16%	34%

(1)	Freight, travel and overhead costs associated with the Company’s move from internal manufacturing in Singapore to contract manufacturing with Flextronics in China.
(2)
During Q2 2009, the Company accrued restructuring costs for a reduction in work force in the United States and Asia.  During Q1 2009, the Company accrued restructuring costs for a reduction in work force in the United States. During Q1 2008, the Company accrued restructuring costs related to the retention of employees in its Singapore factory of $0.1 million.  The Company also recorded a liability for a reduction in work force in Europe of $0.2 million during Q1 2008.

ELECTROGLAS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	November 29, 2008	May 31, 2008
	(unaudited)	(1)
ASSETS
Current assets:
Cash and cash equivalents	$8,889	$16,541
Accounts receivable, net	5,998	9,419
Inventories	6,739	5,533
Prepaid expenses and other current assets	2,231	4,396
Total current assets	23,857	35,889
Property, plant and equipment, net	2,112	2,724
Goodwill	1,942	1,942
Other assets	2,471	2,806
	$30,382	$43,361

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$4,392	$6,848
Accrued liabilities	4,259	5,717
Deferred revenue	596	826
Total current liabilities	9,247	13,391
Convertible subordinated notes	23,990	23,610
Other non-current liabilities	1,854	2,442
Stockholders’ equity (deficit)	(4,709)	3,918
	$30,382	$43,361

(1) Derived from the Company's audited consolidated financial statements as of May 31, 2008.

Investor and Shareholder Contact:
Electroglas, Inc.
Candi Lattyak
Investor Relations
(408) 528-3801
clattyak@electroglas.com